CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Prudential Annuities Life Assurance Corporation of our report dated March 5, 2020 relating to the financial statements and financial statement schedule, which appears in Prudential Annuities Life Assurance Corporation's Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 29, 2021